Exhibit 10.21

2024 INCENTIVE STOCK OPTION

AWARD AGREEMENT

Dear ###PARTICIPANT_NAME###:

Pursuant to the terms and conditions of the Company's Amended 2013 Stock Incentive Plan (the "Plan"), you have been granted Incentive Stock Options to purchase ###TOTAL_AWARDS### shares (the "Option") of stock as outlined below.

Granted To:	###PARTICIPANT_NAME###

Employee #:	###EMPLOYEE_NUMBER###

Grant Date:	###ISSUE_DATE###

Options Granted:	###TOTAL_AWARDS###

Option Price Per Share:	###GRANT_PRICE###

Expiration Date:	###EMPLOYEE_GRANT_EXPIRY_DATE###

Vesting Schedule:	one-third each anniversary date of grant

1. Time of Exercise of Option.  The Option may not be exercised prior to the vesting date set forth above.  Following such date and until it expires or is terminated as provided in Sections 2 or 6, this Option may be exercised from time to time to purchase whole shares.

2. Termination of Employment.

2.1 General Rule.  Notwithstanding any provision to the contrary in any employment or other agreement between the Company and the Optionee and except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Optionee is employed by the Company and shall have been so employed or provided such service continuously since the Grant Date.  For purposes of this Agreement, the Optionee is considered to be employed by the Company if the Optionee is employed by the Company or any parent or subsidiary of the Company (an "Employer").

2.2 Termination Generally.  If the Optionee's employment by the Company terminates for any reason other than because of Total Disability or death as provided in Sections 2.3 or 2.4 or following a Change in Control (as defined in the Plan) as provided in Section 2.5, the Option may be exercised at any time before the Expiration Date or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination.

2.3 Termination Because of Total Disability.  If the Optionee's employment by the Company terminates because of Total Disability, the Option may be exercised at any time before the Expiration Date or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination.  The term "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Optionee to be unable, in the opinion of the Company, to perform his or her duties as an employee of the Company. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

2.4 Termination Because of Death.  If the Optionee dies while employed by the Company, the Option may be exercised at any time before the Expiration Date or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of death and only by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

2.5 Termination following Change in Control.  The Option shall immediately vest if a Change in Control (as defined in the Plan) occurs and at any time within 12 months after the Change in Control, (a) the Optionee's employment is terminated by the Company (or its successor) without Cause, or (b) the Optionee's employment is terminated by the Optionee for Good Reason, provided that the Optionee executes and delivers a release of claims in accordance with this Section 2.5.  Options that became vested pursuant to this Section 2.5 may be exercised at any time before the Expiration Date or the expiration of 45 days after the employment termination date, whichever is the shorter period.  For purposes of this Agreement:

"Cause" means the occurrence of any of the following:

(i) the commission of an act that constitutes a felony under the laws of the United States or any individual State or under the laws of a foreign country; or

(ii) the commission of an act of fraud, embezzlement, sexual harassment, dishonesty, theft, or an intentional act that results in a material loss, damage or injury to the Company; or

(iii) the commission of an act of moral turpitude which is materially injurious to the Company; or

(iv) the failure of the Optionee to participate in the reasonable and lawful business activities of the Company in a manner consistent with Optionee's job duties, provided such failure continues for more than ten days after written notice to the Optionee specifying such failure in reasonable detail.

"Good Reason" means the occurrence of any of the following:

(i) a material diminution in the Optionee's authority, duties or responsibilities after the Change in Control compared to immediately prior to the Change in Control; provided that Good Reason shall not exist (A) solely as a result of a change in reporting relationship or (B) if the Optionee continues to have the same or a greater general level of responsibility for the Company operations after the Change in Control as the Optionee had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company; or

(ii) the Optionee is required to be based more than eighty (80) miles from where the Optionee's office is located immediately prior to the Change in Control; or

(iii) a material reduction in the Optionee's base salary, or the Company or the surviving company fails to provide substantially equivalent target incentive opportunities under short term and long term incentive plans after the Change in Control that unless offset by an increase in base salary would result in a material reduction of the Optionee's total compensation package, as compared to immediately prior to the Change in Control;

provided, however, that such termination shall not be for "Good Reason" unless the Optionee provides notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition and the Company does not remedy such condition on or before the 30th day following such notice (or the following business day if such 30th day is not a business day).  Accelerated vesting of the Option and the exercise period as set forth in this Section 2.5 is conditioned on the Optionee executing and delivering to the Company a release of claims in a form supplied by the Company (the "Release") within 21 days following the date the Company delivers the form of Release to the Optionee and the Release becoming effective by virtue of the Optionee not revoking the Release during any period the Optionee is allowed by law to revoke.

2.6 Leave of Absence.  Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment. Vesting of the Option shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of the Option shall be suspended during any other unpaid leave of absence.

2.7 Failure to Exercise Option.  To the extent that following termination of employment, the Option is not exercised within the applicable periods described above, all further rights to purchase shares pursuant to the Option shall cease and terminate.

3. Method of Exercise of Option; Tax Withholding; Disqualifying Disposition.  The Option may be exercised by notice from the Optionee to the Company through the Company's third-party administrator, Solium Shareworks, of the Optionee's binding commitment to purchase shares, specifying the number of shares the Optionee desires to purchase under the Option, which may not be more than 30 days after delivery of the notice, and, if required to comply with the Securities Act of 1933, containing a representation that it is the Optionee's intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase, the Optionee must pay the Company the full purchase price of those shares in cash or by certified check, or in whole or in part in Common Stock of the Company valued at fair market value. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported on Nasdaq before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Company.  No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding.  The Optionee shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by certified check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the electronic transfer of the shares, the Optionee shall pay such amount to the Company, in cash or by certified check, on demand. If the Optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Optionee, including salary, subject to applicable law.  If within two years after the Grant Date or within 12 months after the exercise of the Option, the Optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the Optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

4. Nontransferability.  Except as provided in this Section 4, the Option is nonassignable and nontransferable by the Optionee, either voluntarily or by operation of law, and during the Optionee's lifetime, the Option is exercisable only by the Optionee.  The Option may be transferred by will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death.

5. Stock Splits, Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Company in (i) the number and kind of shares subject to the Option, or the unexercised portion thereof, and (ii) the Option price per share, so that the Optionee's proportionate interest before and after the occurrence of the event is maintained, relative to other shareholders of Common Stock. Notwithstanding the foregoing, the Company shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Company.  Any such adjustments made by the Company shall be conclusive. For the avoidance of doubt, this provision is intended to put the Optionee in the same position with respect to each Option as immediately prior to such event.

6. Mergers, Reorganizations, Etc.  Upon the occurrence of any of the following events: (i) a merger, combination, consolidation, plan for exchange pursuant to which outstanding shares of Common Stock are converted into cash or other stock, securities or property, (ii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, the Board of Directors of the Company may provide for the treatment of the Option in accordance with the Plan.

7. Conditions on Obligations.  The Company shall not be obligated to issue shares of Common Stock upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws. The Company will use its best efforts to take steps required by state or federal law or applicable regulations in connection with issuance of shares upon exercise of the Option.

8. No Right to Employment.  Nothing in the Plan or this Agreement shall (i) confer upon the Optionee any right to be continued in the employment of an Employer or interfere in any way with the Employer's right to terminate the Optionee's employment at will at any time, for any reason, with or without cause, or to decrease the Optionee's compensation or benefits, or (ii) confer upon the Optionee any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

9. Clawback. This award and any stock issued pursuant to this award are subject to recovery under the Company's clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Board of Directors or the Compensation Committee. The Company's current clawback policy is subject to revision by the Board or Compensation Committee at any time and from time to time.

10. Successors of Company.  This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

11. Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock until the date the Optionee becomes the holder or record of those shares.  No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

12. Administrative Error.  In the event it is determined that an administrative error was made in the number of options awarded to the Optionee, the Company shall have the right to revise the award previously issued to the Optionee to the correct amount.

13. Governing Law.  This Agreement shall be governed by the laws of Minnesota.

14. Complete Agreement.  This Agreement and the Plan constitutes the entire agreement between the Optionee and the Company, both oral and written concerning the matters addressed herein, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

15. Electronic Delivery of Prospectus.  The Optionee consents to the electronic delivery of any prospectus and related documents relating to the Option in lieu of mailing or other form of delivery.

By my acceptance of this grant, I hereby acknowledge receipt of this Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Option and the Plan.

SUNOPTA INC.

By:
Recipient		Authorized Officer